UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

COWEN GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34516	27-0423711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

599 Lexington Avenue

New York, NY 10022

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 845-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

At the special meeting of stockholders of Cowen Group, Inc. (the “Company”) held on June 15, 2011, the Company stockholders voted upon the following proposals:

(1)          the proposal to approve the issuance of shares of the Company’s Class A common stock (the “Issuance Proposal”) to the stockholders of LaBranche & Co Inc. (“LaBranche”) pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of February 16, 2011, by and among the Company, Louisiana Merger Sub, Inc. and LaBranche (the “Merger”); and

(2)          the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Issuance Proposal (the “Adjournment Proposal”).

As of May 4, 2011, the record date for determining the Company stockholders entitled to vote at the special meeting, 75,665,037 shares of the Company’s Class A common stock were issued and outstanding.  The holders of 60,613,868 shares of the Company’s Class A common stock were present at the special meeting, either in person or represented by proxy, constituting a quorum.  Approval of the Issuance Proposal required the affirmative vote of holders of a majority of the outstanding shares of the Company’s Class A common stock present in person or represented by proxy at the special meeting and entitled to vote.

The Company stockholders approved the Issuance Proposal. Following are the number of votes cast for or against the Issuance Proposal, as well as the number of abstentions and the number of broker non-votes:

Votes For	Votes Against	Abstentions	Broker Non-Votes
60,471,147	139,771	2,950	0

Since there were sufficient votes represented at the special meeting to approve the Issuance Proposal, the Adjournment Proposal was moot and therefore not presented or voted on.

Item 8.01.  Other Events.

On June 16, 2011, the Company issued a joint press release with LaBranche, announcing the results of the special meeting and the special meeting of LaBranche relating to the Merger, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is filed herewith:

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Exhibit
Number	Description

99.1	Press Release, dated June 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWEN GROUP, INC.

Dated: June 16, 2011	By:	/s/ Owen S. Littman
	Name:	Owen S. Littman
	Title:	General Counsel and Secretary

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